Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Houston American Energy Corp. on Form S-3 (File No. 333-267163), Form S-8 (File No. 333-258906), Form S-8 (File No. 333-220838), Form S-8 (File No. 333-206875) and Form S-8 (File No. 333-151824) of our report dated April 2, 2024, with respect to our audits of the consolidated financial statements of Houston American Energy Corp. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in the Annual Report on Form 10-K of Houston American Energy Corp. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

Houston, Texas

April 4, 2024